Exhibit (c)(4)

 Board of Directors Follow-Up  Project William  August 19, 2020

 Section 1  Evaluation of Arthur Proposal    2

Morgan Stanley

Initial Assessment of Arthur Verbal Indication

	Terms	Comments
Price	• $25.00 per share • $500MM equity value[1]	• Proposal represents: — P/BV of 0.64x — Discount to initial investment of $40.00[2] — 13% discount to all-time high of $28.90 — 5% premium to $23.78 VWAP since direct listing — Premium of 49% to current price[3]
Consideration	• All cash	• Crystalizes loss for initial shareholders • No opportunity to participate in upside — Either as part of private investment in "new" Watford or as shareholder in Arthur • Provides certainty on value • Full liquidity
Structure	• Arthur and two private equity partners to acquire William	• Unusual to negotiate sale with three parties — Creates risk regarding transaction certainty • Need to better understand terms among parties and conditionality • Need to understand constraints imposed by tax requirements
Partner Approvals	• Approved by Arthur board and investment committees at two private equity firms	• As a practical matter, have only approved basic terms • Will ultimately need approval for definitive agreements, when / if reached

Notes:
1. Based on 20.0MM diluted shares outstanding as of 2Q'20
2. Reflects price per share in March 2014 offering
3. Based on August 14, 2020 close price of $16.74/share

PROJECT WILLIAM

3

   Comments  Timing  Can complete transaction in 2-3 weeksCited motivation to complete quickly given importance of January 1 renewalsOther drivers of timing unclear  Diligence  Not addressed in initial discussionArthur has had ongoing access to data roomShould confirm no material items outstandingWhere are partners in their diligence process?  Funding  Ability for Arthur to finance / guarantee completion?Sources / uses detail not provided  Third Party Approvals  What approvals are necessary and who bears risk?  Service Agreements  Arthur indicated potential room to move if have greater certainty around Henry contract and ability to lower allocationEconomics of Henry and Arthur agreements critical to overall value  Initial Assessment of Arthur Verbal Indication    Evaluation of Arthur Proposal  4

Morgan Stanley

Preliminary Illustrative Responses to Arthur

1 Valuation

- $25 price not sufficiently compelling
- Offer of $25 per share represents:
  - 0.64x BVPS
  - 13% discount to all-time high of $28.90
- Substantial discount to sector multiples
  - Run-off transaction multiples of 0.40x-0.89x P/BV, implying $15.53 - $34.55
  - Bermuda reinsurance transaction multiples of 0.52x -1.26x P/BV, implying $20.19 - $48.91
- Company has alternatives to drive higher values than this proposal
- Ongoing scrutiny and pressure from activist investor

2 Consideration / Structure

- Ability for Arthur to sign / close transaction without equity commitment from PE firms
- Ability for shareholders to participate in upside would be attractive

3 Execution / Terms

- Merger vs. tender offer
- Majority of minority requirement
- Ability to improve price if reach favorable outcome with Henry

4 Form of Offer

- Must be provided in writing to properly evaluate
- Need substantially more detail around key items, including:
  - Structure
  - Funding
  - Diligence
  - Conditionality

PROJECT WILLIAM
5

 Section 2  Sensitivity Analyses    6

 Hybrid Scenario  Dividend Discount Model Summary  Projections based on partial combination of scenarios presented in prior presentation as directed by managementAssumes 2 point reduction in fees to AUL: $13.5MM savings expected in 2021Adjustments to Henry assets: $9.4MM savings expected in 2021Assumes 35bp reduction to investment management expenseTransfer $500MM from Henry to investment grade strategyNo sidecarDiscount rate of 10.0% based on Watford’s cost of equityExit multiple of 0.45x BVPS based on Watford’s current trading multiple(1)  Notes:As of 08/11/2020Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets  Sensitivity Analyses  7  (2)

Morgan Stanley

Combined Ratio Sensitivity Analysis

Base Case vs. Hybrid Scenario

- Base Case:
  - Assumed baseline combined ratio and management fees
  - No de-risking of portfolio
  - No sidecar
- Hybrid Scenario:
  - Assumed 2 point reduction in fees to AUL and 35bp reduction to investment management expense
  - Transfer $500MM from Henry to investment grade strategy
  - No sidecar
- Discount rate of 10.0% based on Watford's cost of equity

Base Case

Combined Ratio (2023E)	Terminal BV Multiple			
	0.27x	0.45x	0.60x	0.80x
97%	$24.45	$29.34	$33.43	$38.87
99%	$21.50	$26.39	$30.48	$35.93
101%	$18.55	$23.44	$27.53	$32.98
104%	$14.21	$19.10	$23.19	$28.64

Hybrid Scenario

Combined Ratio (2023E)	Terminal BV Multiple			
	0.27x	0.45x	0.60x	0.80x
97%	$25.34	$29.55	$33.07	$37.75
99%	$22.39	$26.60	$30.12	$34.81
101%	$19.44	$23.65	$27.17	$31.86
104%	$15.01	$19.23	$22.75	$27.43

PROJECT WILLIAM

8

 Run-Off Reserve Sensitivity    Outcome of run-off scenario dependent on existing reserves and the actual payout of lossesTo assess impact of adverse or favorable development, showing a range of +/- 10% reserve chargeAssumes reserve charge is taken in Q3 2020 and run-off with existing reservesPresent discounted value of Arch run-off fees over 5 years: $39.5 - $46.3MM or $1.98 - $2.31/share  Sensitivity Analyses  9  Run-Off Reserve Development

 Appendix  Supporting Materials    10

 Peer Trading Comparables    Source: Company Filings, Capital IQ, SNL Financial (08/11/2020)Notes:Reflects median annual combined ratio over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual combined ratios over the last 10 fiscal years, or since inception as appropriate Reflects median annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriate  Supporting Materials  11  (1)  (2)  (3)  (4)

Morgan Stanley

Select Precedent Transactions (1 of 2)

Run-Off P&C Transactions

- Limited publicly available data on P&C run-off transactions
- On a recent P&C run-off transaction Morgan Stanley worked on, bids were generally in the 0.85-1.00x range of tangible book value
- Greenlight Re rumored to have rejected run-off bid at around ~0.9x P/BV in late 2019

Select Precedent Transactions

Date	Acquirer	Target	Deal Value (US$Bn)	Deal Value as a Multiple of BV	Deal Value as a Multiple of TBV	Deal Value as a Multiple of LTM EPS
Run-Off						
11/25/2019	Carlyle and Investor Group	Fortitude (P&C and Life)	2.3[1]	0.40x[1]	0.40x[1]	N/A
7/26/2016	Catalina	Downlands Liability	0.3	0.83x	N/A	N/A
6/2/2013	Fairfax	American Safety	0.3	0.89x	0.95x	N/M
8/30/2012	Validus Holdings	Flagstone	0.6	0.74x	0.78x	N/M
8/27/2012	Enstar Group	SeaBright	0.3	0.71x	0.72x	N/M
6/10/2010	Old Republic	PMA Capital	0.2	0.55x	0.59x	10.8x
5/30/2008	Catalina	Quanta	0.2	0.82x	0.85x	8.1x
Run-Off Median				**0.74x**	**0.75x**	**9.4x**

Source: Capital IQ, SNL Financial, Company Filings and Materials
Notes:
1. Deal value reflects implied value of 100% stake; book value and tangible book value reflect 12/31/2019 figures (nearest available)

PROJECT WILLIAM

12

Morgan Stanley

Select Precedent Transactions (2 of 2)

Select Precedent Transactions

Date	Acquirer	Target	Deal Value (US$Bn)	Premium to Unaffected	Deal Value as a Multiple of BV	Deal Value as a Multiple of TBV	Deal Value as a Multiple of NTM EPS
Bermuda Reinsurance							
8/6/2020	Third Point Re	Sirius Group	0.8	97% [1]	0.52x [2]	0.81x [2]	N/M
10/30/2018	RenaissanceRe	Tokio Millennium Re	1.5	N/A	1.01x	1.02x	N/A
8/3/2015	EXOR	PartnerRe	6.9	23%	1.18x [3]	1.30x [3]	15.4x
7/27/2015	CMI	Sirus	2.2	N/A	1.26x	1.28x	N/A
3/31/2015	Endurance	Montpelier	1.8	19%	1.21x	1.21x	13.9x
11/24/2014	RenaissanceRe	Platinum	1.9	24%	1.13x	1.13x	18.3x
Bermuda Reinsurance Median				**24%**	**1.15x**	**1.17x**	**15.4x**
Bermuda Hybrid							
8/28/2018	Apollo	Aspen	2.6	12%	1.12x	1.13x	11.6x
3/5/2018	AXA	XL Group	15.3	54%	1.51x	1.96x	15.4x
1/22/2018	AIG	Validus	5.6	46%	1.58x	1.78x	17.3x [4]
12/18/2016	Fairfax	Allied World	4.9	18%	1.35x	1.57x	21.7x
10/5/2016	Sompo	Endurance	6.3	43%	1.36x	1.53x	14.5x
Bermuda Hybrid Median				**43%**	**1.36x**	**1.57x**	**15.4x**
Overall Bermuda Reinsurance / Bermuda Hybrid Median				**24%**	**1.21x**	**1.28x**	**15.4x**

Source: Capital IQ, SNL Financial, Company Filings and Materials

Notes:

1. Represents premium paid to public shareholders; does not incorporate value to CMIH
2. Book value and tangible book value reflect 2Q20 figures as referenced in Third Point investor presentation, which preceded Sirius earnings announcement
3. PartnerRe 6/30/2015 book value adjusted for $315MM breakup fee payable to AXIS
4. Utilizes 2018E EPS (instead of NTM EPS) as NTM artificially low due to 4Q'17 losses

PROJECT WILLIAM

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Top 20 Current Active Institutional Investors (1)    14  Top 20 Institutional Holders by Investment Style (1)  WTRE Ownership Momentum  Institutional Ownership As of 2Q’20  Source: Thomson  Notes:As of 2Q'2020; excludes index funds and broker-dealers    Increase in ownership by ≥ 5%    Decrease in ownership by ≥ 5%  Supporting Materials

   15  Cost of Equity Analysis  Watford Cost of Equity Analysis  Supporting Materials  Source: Capital IQ, SNL Financial (08/11/2020)

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